EXHIBIT 2.1
                                                                     -----------


          AGREEMENT FOR THE PURCHASE OF ARIZONA PACIFIC MATERIALS, LLC

This Agreement for the purchase of Arizona Pacific Materials, LLC ("AGREEMENT") is entered into on September 8, 2004, by and between WESTERN POWER & EQUIPMENT CORP., a Delaware corporation (hereinafter referred to as "WPEC"), as Purchaser, and BASALITE CONCRETE PRODUCTS, LLC, a Nevada limited liability company (hereinafter referred to as "BASALITE"), and the Edith Greenberg Irrevocable Trust (hereinafter referred to as the "GREENBERG TRUST"), collectively as Seller, and ADVANCED MINERAL TECHNOLOGY of NEVADA, Inc., a Nevada corporation (hereinafter referred to as "AMT"), as Guarantor, with respect to the following facts:

                                    RECITALS

            A. WHEREAS, BASALITE and the GREENBERG TRUST (hereinafter jointly referred to as the "MEMBERS") are the owners of all the membership interests in Arizona Pacific Materials, LLC, an Arizona Limited Liability Company (hereinafter referred to as "ARIZONA PACIFIC").

            B. WHEREAS, WPEC desires to purchase and the MEMBERS desire to sell their entire membership interests in ARIZONA PACIFIC thereby effectively transferring all rights, benefits, interests, liabilities, obligations and burden in and to its assets, real and personal.

            C. NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, and subject to the terms and conditions set forth below, the parties agree as follows:

                                    AGREEMENT

            1. Sale of Membership Interests: The MEMBERS shall sell and transfer to WPEC, and WPEC shall purchase and acquire from the MEMBERS, all of the outstanding membership interests of ARIZONA PACIFIC, thereby effectively transferring all rights, benefits, interests, liabilities, obligations and burden in and to its assets, both real and personal. The MEMBERS own the following percentage interests in ARIZONA PACIFIC:

            Basalite Concrete Products, LLC                    50.1%
            Edith Greenberg Irrevocable Trust                  49.9%

            2. Purchase Price: WPEC shall pay to the MEMBERS a total of Three Million Dollars ($3,000,000.00) payable according to the following schedule:

                        2.1 The sum of Five Hundred Thousand Dollars
($500,000.00) upon execution by WPEC of this Agreement;

                        2.2 The balance of the purchase price shall be evidenced in the form of a Two Million Five Hundred Thousand Dollar ($2,500,000.00) promissory note (the "NOTE") in substantially the same form as Exhibit D attached hereto and incorporated by this reference and guaranteed by AMT and paid in two (2) installments, one installment due and payable within thirteen
(13) months of the Closing (as hereinafter defined) in the amount of Two Million Dollars ($2,000,000.00) and the second installment due and payable within nineteen (19) months of the Closing in the amount of the outstanding principal and accrued interest. The Note shall accrue simple interest at the rate of Five percent (5%) per annum which interest shall commence accumulating from the Closing.

            3. Closing: The Closing of this transaction shall take place on or before the close of the fifth (5th) business day after execution of the Agreement by WPEC at Sacramento, California (the "CLOSING") or at such other time and place as the parties shall mutually agree after all conditions precedent to the Closing have been satisfied. At the Closing, the MEMBERS shall transfer to WPEC, free and clear of all encumbrances, 100% of the

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membership interests in ARIZONA PACIFIC along with such membership certificates, if any, evidencing the membership interests and any assignments of such interests as may be required by law to transfer said interests.

            4. The MEMBERS' Representations and Warranties: The MEMBERS represent, covenant, and warrant that as of this date and the date of the
Closing:

                        4.1 Good Standing:

                                    4.1.1 ARIZONA PACIFIC is a limited liability
company duly organized and validly existing under the laws of the State of Arizona, and is in good standing in such state; that the company has filed all returns with respect to state and Federal income, franchise, employee, and other taxes of ARIZONA PACIFIC, which, to the actual knowledge of the MEMBERS, are required to be filed for and with respect to all previous years since incorporation up to the present and current fiscal year; and that the MEMBERS have paid all taxes shown to be due on such returns. For purposes of this paragraph, "the actual knowledge of the MEMBERS" shall mean the actual knowledge of David C. Pringle who the MEMBERS represent is the Officer of ARIZONA PACIFIC who is most familiar with such filings and operational documents of ARIZONA PACIFIC without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge.

                                    4.1.2 BASALITE is a Nevada limited liability
company duly organized and validly existing under the laws of the State of Nevada, and is in good standing in such state; that the company has filed all returns with respect to state and Federal income, franchise, employee, and other taxes of BASALITE, which to the actual knowledge of BASALITE, are required to be filed, for and with respect to all previous years since incorporation up to the present and current fiscal year; and that BASALITE has paid all taxes shown to be due on such returns. For purposes of this paragraph, "the actual knowledge of BASALITE" shall mean the actual knowledge of David C. Pringle who BASALITE represents is the officer of BASALITE who is most familiar with such filings and operational documents of BASALITE without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge.

                                    4.1.3. The GREENBERG TRUST is an existing
trust, all of whose existing agent shall execute this Agreement on behalf of said trust. The trust has filed all returns with respect to state and Federal income, franchise, employee, and other taxes of the trust, which to the actual knowledge of the agent, are required to be filed, for and with respect to all previous years since establishment of the trust up to the present and current fiscal year; and that the trust has paid all taxes shown to be due on such returns. The agent executing this Agreement is authorized to act on behalf of the trust and, if requested, shall provide WPEC with a Certification of Trust and related agency documents in a form satisfactory to WPEC. For purposes of this paragraph, "the actual knowledge of the agent" shall mean the actual knowledge of Harold Greenberg, Duly Authorized Agent, who is most familiar with such filings and operational documents of the trust without any imputation of constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge.

                        4.2 Membership Interests of ARIZONA PACIFIC: The membership interests of ARIZONA PACIFIC owned by the MEMBERS are free and clear of all liens and encumbrances; the MEMBERS have the unrestricted and unlimited right and authority to sell, transfer, and deliver such membership interests; the total interests of ARIZONA PACIFIC are owned by the MEMBERS.

                        4.3 Balance Sheet: ARIZONA PACIFIC is the owner of the assets listed in the March 31, 2004, Balance Sheet attached hereto as Exhibit A. The MEMBERS further represent that the assets listed in the Balance Sheet are free and clear of any liens, encumbrances or claims for payment and that all debts or liabilities of ARIZONA PACIFIC listed in the aforementioned Balance Sheet have been, or will be, paid or assumed by the MEMBERS excepting the reclamation bond recorded against that certain real property located in the unicorporated area of Pinal County (the "QUEEN CREEK PROPERTY").

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                        4.4 Debts and Obligations of ARIZONA PACIFIC: It is
specifically agreed and understood that, except for the reclamation bond provided for in Section 4.5, below, all debts and obligations of ARIZONA PACIFIC shall be paid prior to the Closing or assumed by the MEMBERS and WPEC shall have no obligations for the payments of any debts, accounts, or other obligations incurred by ARIZONA PACIFIC prior to the Closing.

                        4.5 Reclamation Bond: The reclamation bond recorded against the Queen Creek Property shall remain in place until WPEC obtains a bond in its own name. However, the obligations of the MEMBERS and/or its predecessor in interest, PACIFIC COAST BUILDING PRODUCTS, INC., a California corporation ("PCBP"), under said bond shall be assumed by WPEC upon the transfer of ARIZONA PACIFIC to WPEC and WPEC shall indemnify and hold the MEMBERS and PCBP harmless from any and all expenses, costs, obligations, and other liabilities under the terms of that bond which occur or accrue after the Closing.

                        4.6 Operating Permits: The Members represent that to their actual knowledge all operating permits required to operate the Queen Creek and Flagstaff operations, including, but not limited to, Arizona state land use permits and air quality permits have been validly issued and are currently valid. For purposes of this paragraph, "the actual knowledge of BASALITE" shall mean the actual knowledge of David C. Pringle who BASALITE represents is the officer of BASALITE who is most familiar with such filings and operational documents of BASALITE without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge. The MEMBERS shall indemnify and hold WPEC harmless from any and all expenses, costs, obligations, and other liabilities under the terms of all permits which occur or accrue prior to the Closing. The MEMBERS represent and warrant that WPEC's purchase of the MEMBERS' Ownership Interests will not result in a breach of, a default in, or an invalidation of any of the permits, in whole or in part.

                        4.7 Property Leases, Contracts, and Agreements: The MEMBERS represent to their actual knowledge that all property leases, contracts, and agreements (and all amendments thereto) for the Queen Creek and Flagstaff operations, including, but not limited to, the BLM Contract, the Flagstaff Lease Agreement, the Arizona State land Mineral Lease, and the CAP Water Contract are valid and enforceable contracts and that no default or violation exists under any of these leases, contracts, and agreements. For purposes of this paragraph, "the actual knowledge of BASALITE" shall mean the actual knowledge of David C. Pringle who BASALITE represents is the officer of BASALITE who is most familiar with such filings and operational documents of BASALITE without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge. The MEMBERS shall indemnify and hold WPEC harmless from any and all expenses, costs, obligations, and other liabilities under the terms of all such leases, contracts, and agreements which occur or accrue prior to the Closing. The MEMBERS represent and warrant that WPEC's purchase of the MEMBERS' Ownership Interests will not result in a breach of, a default in, or an invalidation of any of the leases, contracts, and agreements, in whole or in part.

                        4.8 Changes in Balance Sheet or Business: There will be no material changes in the assets or liabilities or financial condition of ARIZONA PACIFIC nor shall any contractual arrangement or obligation, other than those in the normal course of business, be undertaken prior to the Closing except as may be otherwise listed and provided for in this Agreement; and all wages, salaries, commissions, indebtedness, and obligations of ARIZONA PACIFIC to its members, managers, employees, and agents have been or will be discharged at the Closing.

                        4.9 Pending Suits: No material suits, actions, or proceedings are pending, or to the knowledge of the MEMBERS are threatened against or affecting ARIZONA PACIFIC or its property.

                        4.10 Financial Statements: The profit and loss statement, balance sheet and other financial documents supplied to WPEC are true and correct and fairly represent the financial condition of ARIZONA PACIFIC, and were prepared in accordance with generally accepted accounting principals and practice.

            5. WPEC's Representations and Warranties:

                        5.1 Good Standing of WPEC: WPEC is a corporation duly organized and validly existing under the laws of the State of Delaware, and is in good standing in such state; that the company has filed all returns with respect to state and Federal income, franchise, employee, and other taxes of the corporation, which, to the actual knowledge of the President, are required to be filed for and with respect to all previous years since incorporation up to the present and current fiscal year; and that the corporation has paid all taxes shown to be due on such returns. For purposes of this paragraph, "the actual knowledge of the President" shall mean the actual knowledge of C. Dean McLain who is the officer of the corporation who is most familiar with such filings and operational documents of WPEC without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge.

                        5.2 Balance Sheet: WPEC is the owner of the assets listed in the April 30, 2004, Balance Sheet attached hereto as Exhibit B.

                        5.3 Reclamation Bond: The reclamation bond recorded against the Queen Creek Property shall remain in place. However, the obligations of the MEMBERS and/or its predecessor in interest, PCBP, under said bond shall be assumed by WPEC upon the transfer of ARIZONA PACIFIC to WPEC and WPEC shall indemnify and hold the MEMBERS and PCBP harmless from any and all expenses, costs, obligations, and other liabilities under the terms of that bond which occur or accrue after the Closing. In furtherance of such assumption of obligation, WPEC agrees to executed any other documentation required to accurately reflect that WPEC has agreed to assume such reclamation obligations, including but not limited to, replacing the current bond with one in the name of WPEC.

                        5.4 Changes in Balance Sheet or Business: There will be no material changes in the assets or liabilities or financial condition of WPEC prior to the Closing except as may be otherwise listed and provided for in this Agreement.

                        5.5 Pending Suits: No material suits, actions, or proceedings are pending, or are threatened against or affecting WPEC or its property.

                        5.6 Financial Statements: The profit and loss statement, balance sheet and other financial documents supplied to the MEMBERS are true and correct and fairly represent the financial condition of WPEC, and were prepared in accordance with generally accepted accounting principals and practice.

            6. AMT's Representations and Warranties:

                        6.1 Good Standing of AMT : AMT is a publicly-traded corporation duly organized and validly existing under the laws of the State of Nevada, and is in good standing in such state; that the corporation has filed all returns with respect to state and Federal income, franchise, employee, and other taxes of the corporation, which, to the actual knowledge of the President, are required to be filed for and with respect to all previous years since incorporation up to the present and current fiscal year; and that the corporation has paid all taxes shown to be due on such returns. For purposes of this paragraph, "the actual knowledge of the President" shall mean the actual knowledge of H. Philip Cash who the shareholders represent is the officer of AMT who is most familiar with such filings and operational documents of AMT without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation to undertake any investigation or take any affirmative action to acquire any knowledge.

                        6.2 Balance Sheet: AMT is the owner of the assets listed in the April 30, 2004, Balance Sheet attached hereto as Exhibit C.

                        6.3 Reclamation Bond: AMT recognizes and acknowledges that the reclamation bond recorded against the Queen Creek Property shall remain in place until WPEC is able to obtain a replacement bond in its own name. However, the obligations of the MEMBERS and/or its predecessor in interest, PCBP, under said bond shall be assumed by WPEC and guaranteed by AMT upon the transfer of ARIZONA PACIFIC to WPEC and WPEC and AMT shall jointly and severally indemnify and hold the MEMBERS and PCBP harmless from any and all expenses, costs, obligations, and other liabilities under the terms of that bond which occur or accrue after the Closing.

                        6.4 Changes in Balance Sheet or Business: There will be no material changes in the assets or liabilities or financial condition of AMT prior to the Closing except as may be otherwise listed and provided for in this Agreement.

                        6.5 Pending Suits: No suits, actions, or proceedings are pending, or are threatened against or affecting AMT or its property.

                        6.6 Financial Statements: The profit and loss statement, balance sheet and other financial documents supplied to the MEMBERS are true and correct and fairly represent the financial condition of AMT, and were prepared in accordance with generally accepted accounting principals and practice.

            7. Documents at Closing: The Parties shall deliver or cause to be delivered to the other at the closing the following:

                        7.1 The MEMBERS shall deliver:

                                    7.1.1 Assignments or transfers acceptable to
WPEC of all membership interests in ARIZONA PACIFIC transferring all of the interests in ARIZONA PACIFIC , including all of the voting rights, rights to receive income, and management rights.

                                    7.1.2 The original or a copy of the
Certificate of Limited Liability Company of ARIZONA PACIFIC, any minute books, and all books, records, and documents pertaining to ARIZONA PACIFIC and its affairs.

                                    7.1.3 The original membership certificates,
if any, issued to each ARIZONA PACIFIC member.

                                    7.1.4 The resignation in writing of all
managers of ARIZONA PACIFIC to be effective as of the date of the Closing.

                                    7.1.5 Bills of sale, certificates of title,
and other documents evidencing title to all assets held by ARIZONA PACIFIC along with evidence satisfactory to WPEC of payment or assumption by the MEMBERS of ARIZONA PACIFIC obligations pursuant to paragraph 4.4 above.

                                    7.1.6 A copy of the latest federal form 941
quarterly payroll tax return and Arizona state unemployment and payroll quarterly tax returns for ARIZONA PACIFIC.

                                    7.1.7 A list, as of the day prior to the
closing, of all employees of ARIZONA PACIFIC showing name, address, job title, job description, and pay rate.

                        7.2 WPEC shall deliver to the MEMBERS the Note executed by WPEC for the balance of the purchase price in a form substantially the same as that attached hereto as Exhibit D. Upon execution of a ground lease between ARIZONA PACIFIC and Arizona Block, WPEC shall execute a UCC-1 in favor of the MEMBERS, or its assigns, to secure this Note. The Note shall include a provision that if WPEC defaults on payment of the Note, WPEC will immediately assign all rights under the Mineral Lease with the Bureau of Land Management to the MEMBERS as attached hereto in Exhibit F and incorporated by this reference.

                        7.3 AMT shall deliver:

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                                    7.3.1 A fully executed guaranty of the Note
in a form substantially the same as that attached hereto as Exhibit E; and

                                    7.3.1 A copy of the corporate resolutions
authorizing AMT to enter into the guaranty of the Note.

            8. Indemnifications:

                        8.1 Indemnification by the MEMBERS: The MEMBERS shall fully indemnify, protect, reimburse, and hold harmless WPEC and ARIZONA PACIFIC and their successors from and against any and all damages, liabilities, and claims which might exist on account of and by reason of failure or default of any of the covenants, agreements, or warranties of the MEMBERS hereunder, all known debts of ARIZONA PACIFIC at the Closing and which are not disclosed or set forth in this Agreement, and any and all amounts which might be claimed, asserted, or established as deficiencies in or with respect to Federal or state income taxes, or franchise and other taxes and charges against ARIZONA PACIFIC arising out of or related to the returns herein represented to have been filed before Closing, and the operations of ARIZONA PACIFIC for or during all fiscal years of ARIZONA PACIFIC before Closing, and all such deficiencies with respect to operations and business of ARIZONA PACIFIC during such current fiscal year up to the date of the Closing in excess of any amounts which have otherwise been herein provided for. If any claim for which the MEMBERS shall be obligated to WPEC pursuant to the foregoing provisions shall be asserted against ARIZONA PACIFIC, or WPEC, or either of them, the MEMBERS shall, within ten (10) days after receiving written notice of such claim, notify WPEC in writing whether the MEMBERS object to the payment of such claim. A failure to notify WPEC of any objection to the payment of such claim within ten (10) days after receiving written notice of the claim shall be deemed consent to WPEC's payment of such claim. The MEMBERS shall not object to the payment of any such claim unless the MEMBERS shall at the same time inform WPEC in writing that the MEMBERS dispute such claim, in whole or in part, and promptly initiate proper proceedings to contact the same or undertake the appropriate defense thereof at the MEMBERS' sole cost and expense in a manner which will effect fully to protect against any liability and expense in connection therewith. If within such ten (10) day notice period the MEMBERS have no objections to the payment of such claim, the MEMBERS shall be obligated to pay such claim within five (5) days after the expiration of the ten (10) day notice period. The failure of the MEMBERS to so pay the claim and to obtain a release of ARIZONA PACIFIC and WPEC shall constitute full authority for WPEC and/or ARIZONA PACIFIC to either contest the claim or pay the claim and to obtain a release of ARIZONA PACIFIC, WPEC, and the MEMBERS. In such event, WPEC shall be entitled to reimbursement from the MEMBERS of the amount paid and all costs of defense including reasonable attorneys' fees, and the MEMBERS shall, in such event, have no right to contest the validity of the creditor's claim against ARIZONA PACIFIC or WPEC, as the case may be. In the event the MEMBERS shall, within the ten (10) day notice period, object in writing to the payment of such claim, and shall promptly initiate proper proceedings to contact same or undertake the appropriate defense thereof, WPEC shall not have the authority to pay such claim as hereinabove provided, unless and until the claim, in whole or in part, is finally determined to be due and owing, in which event WPEC and the MEMBERS shall be bound by the foregoing provisions with respect to the payment of claims.

                        8.2 Indemnification by WPEC: WPEC, ARIZONA PACIFIC and AMT shall, jointly and severally, fully indemnify, protect, reimburse, and hold harmless the MEMBERS and their successors from and against any and all damages, liabilities, and claims which might exist on account of and by reason of failure or default of any of the covenants, agreements, or warranties of WPEC and/or AMT hereunder, all debts of ARIZONA PACIFIC arising after the Closing, and any and all amounts which might be claimed, asserted, or established as deficiencies in or with respect to Federal or state income taxes, or franchise and other taxes and charges against ARIZONA PACIFIC arising out of or related to the returns to be filed after Closing, and the operations of ARIZONA PACIFIC for or during all fiscal years of ARIZONA PACIFIC after Closing, and all such deficiencies with respect to operations and business of ARIZONA PACIFIC during such current fiscal year after the Closing. If any claim for which WPEC or ARIZONA PACIFIC shall be obligated to the MEMBERS pursuant to the foregoing provisions shall be asserted against the MEMBERS, then WPEC, ARIZONA PACIFIC and/or AMT shall, within ten (10) days after receiving written notice of such claim, notify the MEMBERS in writing whether WPEC, ARIZONA PACIFIC or AMT has any objection to the payment of such claim. A failure to notify the MEMBERS of any objection to the payment of such claim within ten (10) days after receiving written notice of the claim shall be deemed consent to the MEMBERS' payment of such claim. WPEC, ARIZONA PACIFIC and/or AMT shall not object to the payment of any such claim unless WPEC, ARIZONA PACIFIC or AMT shall at the same time inform the MEMBERS in writing that WPEC, ARIZONA PACIFIC and/or AMT dispute such claim, in whole or in part, and promptly initiate proper proceedings to contact the same or undertake the appropriate defense thereof at WPEC's, ARIZONA PACIFIC's and/or AMT's sole cost and expense in a manner which will effect fully to protect against any liability and expense in connection therewith. If within such ten (10) day notice period WPEC, ARIZONA PACIFIC and/or AMT have no objections to the payment of such claim, WPEC, ARIZONA PACIFIC and/or AMT shall be obligated to pay such claim within five (5) days after the expiration of the ten (10) day notice period. The failure of WPEC, ARIZONA PACIFIC and/or AMT to so pay the claim and to obtain a release of the MEMBERS shall constitute full authority for the MEMBERS to either contest the claim or pay the claim and to obtain a release of ARIZONA PACIFIC, WPEC, AMT and the MEMBERS. In such event, the MEMBERS shall be entitled to reimbursement from WPEC, ARIZONA PACIFIC and/or AMT of the amount paid and all costs of defense including reasonable attorneys' fees, and WPEC, ARIZONA PACIFIC and/or AMT shall, in such event, have no right to contest the validity of the creditor's claim against the MEMBERS. In the event WPEC, ARIZONA PACIFIC and/or AMT shall, within the ten (10) day notice period, object in writing to the payment of such claim, and shall promptly initiate proper proceedings to contact same or undertake the appropriate defense thereof, the MEMBERS shall not have the authority to pay such claim as hereinabove provided, unless and until the claim, in whole or in part, is finally determined to be due and owing, in which event WPEC, ARIZONA PACIFIC, and the MEMBERS shall be bound by the foregoing provisions with respect to the payment of claims.

            9. Proration of Personal and Real Property Taxes: Personal and real property taxes shall be prorated between the parties hereto as of the Closing. If, after the Closing, a personal or real property tax bill becomes due, the party receiving the bill shall immediately calculate the amount due from each party and bill the other party for its share of the bill providing the other party with a copy of the appropriate tax bill. The party receiving the prorated bill shall pay to the party receiving the bill the amount due within thirty (30) days of receipt of the prorated tax bill.

            10. Finder's or Broker's Fees: Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fees in connection with any of these transactions.

            11. Expenses: Each of the parties shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement.

            12. Effect of Headings; Schedules and Exhibits: The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. All schedules and exhibits to this Agreement are incorporated herein in their entirety.

            13. Entire Agreement; Modification; Waiver: This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein, except for any agreements referenced herein. This Agreement supersedes all prior and contemporaneous agreements (other than these entered into in writing contemporaneously with this Agreement), representations, and understandings of the parties. No supplement, modification, or amendment to this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            14. Counterparts and Facsimile Signatures: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            15. Parties in Interest: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

            16. Attorneys' Fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

            17. Severability: Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

            18. Necessary Acts: Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provision of this Agreement.
            19. Construction: In any construction to be made of this Agreement, the same shall not be construed for or against any of the parties but according to the plain language and meaning thereof.

            20. Interpretation: Should any dispute arise between the parties in which interpretation of a clause or provisions of this Agreement is an issue, the legal assumption that interpretation of an ambiguity shall be construed against the drafter of the Agreement shall be ignored and it shall be assumed that the parties to this Agreement jointly negotiated its provisions and participated equally in its drafting.

            21. Notices: All notices, requests, demands, directions, and other communications (collectively "NOTICES" and singularly "NOTICE") under the provisions of this Agreement shall be in writing (including communication by facsimile machine) unless otherwise expressly permitted hereunder and shall be sent by registered mail, return receipt requested, by overnight courier service, or by facsimile transmission with confirmation in writing mailed first-class, in all cases charges prepaid, and any such properly given Notice shall be effective upon the earlier of receipt or (a) when delivered by hand or, (b) the third business day after the mailing, or (c) the following business day if sent by overnight courier, or when sent by facsimile, answer back received, all to be addressed as follows:


            If to the MEMBERS:                        If to AMT:

            DAVID PRINGLE                             PHILIP CASH
            BASALITE CONCRETE PRODUCTS, LLC           ADVANCED MINERAL
            10600 White Rock Rd., #100                TECHNOLOGY OF NEVADA, INC.
            Rancho Cordova, CA 95670                  Route 1, Box 1092
            Fax: (916) 631-6683                       Fairfield, ID 83327
                                                      Fax: (208) 764-2663


            If to WPEC:

            DEAN MCLAIN
            WESTERN POWER & EQUIPMENT CORP.
            6407-B N.E. 117th Avenue
            Vancouver, WA  98662
            Fax: (360) 892-7927

            All Notices shall be sent to the applicable party at the address above or in accordance with the last unrevoked written direction from such party to the other party hereto.

            22. Governing Law: This Agreement and the rights and obligations of the parties shall be governed and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have duly executed this Agreement:



                                        SELLER:
                                        BASALITE CONCRETE PRODUCTS,
                                        LLC, A  NEVADA LIMITED LIABILITY COMPANY


Date: August 23, 2004                   By: /s/ David Pringle
                                            --------------------------
                                            DAVID PRINGLE
                                        Its: Secretary


                                        EDITH GREENBERG IRREVOCABLE TRUST


Date: August 24, 2004                   By: /s/ Harold Greenberg
                                            --------------------------
                                            HAROLD GREENBERG
                                        Its: Duly Authorized Agent


                                        PURCHASER:
                                        WESTERN POWER & EQUIPMENT
                                        CORPORATION, A DELAWARE CORPORATION


Date: September 8, 2004                 By: /s/ C. Dean McLain
                                            --------------------------
                                            C. DEAN MCLAIN
                                        Its: President


                                        GUARANTOR:
                                        ADVANCED MINERAL TECHNOLOGY
                                        OF NEVADA, INC., A NEVADA CORPORATION


Date: August 23, 2004                   By: /s/ H. Phillip Cash
                                            --------------------------
                                            H. PHILLIP CASH
                                        Its: President

                                    EXHIBIT A

                     BALANCE SHEET DATED MARCH 31, 2004, OF
                         ARIZONA PACIFIC MATERIALS, LLC

                                    EXHIBIT B

                      BALANCE SHEET DATED APRIL 30, 2004 OF
                         WESTERN POWER & EQUIPMENT CORP.

                                    EXHIBIT C

                     BALANCE SHEET DATED APRIL 30, 2004, OF
                   ADVANCED MINERAL TECHNOLOGY OF NEVADA, INC.

                                    EXHIBIT D

                                  FORM OF NOTE

                                    EXHIBIT E

                                FORM OF GUARANTY

                                    EXHIBIT F

                     BUREAU OF LAND MANAGEMENT MINERAL LEASE